As filed with the Securities and Exchange Commission on April 7, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARA BioSciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	04-3216862
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8601 Six Forks Road, Suite 160 Raleigh, North Carolina	27615
(Address of Principal Executive Offices)	(Zip Code)

DARA BIOSCIENCES, INC. 2003 AMENDED AND RESTATED EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

DARA BIOSCIENCES, INC. 2008 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

(Full Title of the plans)

John C. Thomas, Jr.

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

(Name and Address of Agent for Service)

(919) 872-5578

(Telephone number, including area code, of agent for service)

Indicate by check mark if the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐             Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☑

(do not check if a smaller reporting company)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	7,366,072 shares (1) (2)	$3.18 (3)	$23,387,278.60 (3)	$919.12

(1)	This registration statement registers 2,759,826 shares issuable under the 2003 Amended and Restated Employee, Director and Consultant Stock Plan and 4,606,246 shares issuable under the 2008 Amended and Restated Employee, Director and Consultant Stock Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on April 3, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The information required by this Item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

The information required by this Item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference

The following documents heretofore filed (File Number 000-23776) with the Securities and Exchange Commission (the “Commission”) by DARA BioSciences, Inc. (the “Company”) are incorporated herein by reference:

•	The Annual Report on Form 10-K for the year ended December 31, 2007 as filed on March 31, 2008;

•

Current Reports on Form 8-K as filed on the following 2008 dates: January 10, 2008, January 29, 2008, February 11, 2008, February 12, 2008, February 22, 2008, March 3, 2008 and March 25, 2008 (other than the portions of these documents deemed not to have been filed); and

•

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1, filed with the Commission pursuant to Section 12 of the Exchange Act on March 2, 1994, including any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, the certificate of incorporation of the Registrant provides that the Registrant shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of the Registrant’s directors or officers or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Delaware General Corporation Law, the Registrant’s Restated Charter or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on April 7, 2008.

DARA BIOSCIENCES, INC.

By:	/s/ John Didsbury
	Name:	John Didsbury
	Title:	President and Chief Operating Officer

Dated: April 7, 2008

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John Didsbury and John C. Thomas, Jr. his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John Didsbury John Didsbury	President and Chief Operating Officer (Principal Executive Officer)	April 7, 2008

/s/ John C. Thomas, Jr. John C. Thomas, Jr.	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 7, 2008

/s/ Haywood Cochrane Haywood Cochrane	Director	April 7, 2008

/s/ Thomas W. D’Alonzo Thomas W. D’Alonzo	Director	April 7, 2008

/s/ David Drutz David Drutz	Director	April 7, 2008

/s/ Kurt M. Eichler Kurt M. Eichler	Director	April 7, 2008

/s/ Steve Gorlin Steve Gorlin	Director	April 7, 2008

/s/ Stuart McWhorter Stuart McWhorter	Director	April 7, 2008

Index to Exhibits to Registration Statement on Form S-8

Exhibit	Description

4.1	DARA BioSciences, Inc. 2003 Amended and Restated Employee, Director and Consultant Stock Plan

4.2	DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan

4.3	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Incentive Stock Options)

4.4	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Non-Qualified Options)

4.5	Form of Restricted Stock Award Agreement for 2008 Employee, Director and Consultant Stock Plan

4.6	Form of Restricted Stock Unit Award Agreement for 2008 Employee, Director and Consultant Stock Plan

5	Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. as to legality of securities being registered

23.1	Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (contained in Exhibit 5)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (see pages 6 & 7)